Exhibit 10.1

Attachment A

CARRAMERICA REALTY CORPORATION

BOARD OF DIRECTORS ANNUAL COMPENSATION

As of July 28, 2005

Retainer	Chair Fees					Meeting Fees
Annual Board Retainer	Audit Cmte Chair	Comp Cmte Chair	Nom/Corp Gov Cmte Chair	Invest Cmte Chair	Exec Cmte Chair	Board Meeting Fee	Audit Cmte Meeting Fee	Comp Cmte Meeting Fee	Nom/Corp Gov Cmte Meeting Fee	Invest Cmte Meeting Fee	Exec Cmte Meeting Fee
$40,000	$7,500	$5,000	$5,000	$5,000	$5,000	$1,200	$1,200	$1,000	$1,000	$1,000	$1,000

Notes:

1)	Compensation schedule applies to outside Directors only.
2)	In-person and telephonic attendance by Directors at meetings will be compensated at the same amount.
3)	New Directors joining the Board will receive 1,000 shares of restricted stock as an initial grant, with a one year vesting period.
4)	Continuing Directors receive a grant of 1,000 shares of restricted stock following the election of Directors at each annual meeting of shareholders, with a one year vesting period.